Exhibit 10.1

Kristy Chipman

EMPLOYMENT AGREEMENT (“AGREEMENT”)

Ruth’s Hospitality Group, Inc. (hereafter referred to as “Employer”) and Kristy Chipman (hereinafter referred to as “Employee”) agree upon the following terms of employment of Employee by Employer. This Agreement shall take effect as of November 30, 2020 (the “Effective Date”).

1. Duties. Employee shall be employed during the term of this Agreement (as set forth in Section 3) in the position of Executive Vice President and Chief Financial Officer. Employee will advance the best interests of Employer at all times during her employment and shall at all such times faithfully, industriously and to the best of her ability, perform all duties as may be required of her by virtue of her title and position and in accordance with the job description for her title and position as established by Employer’s Board of Directors (the “Board”) and/or its designee from time to time. Employer shall provide Employee with a written job description. Employee shall comply with any and all written personnel policies, corporate policies and employment manuals of Employer in the conduct of her duties that are applied on a consistent basis.

2. Extent of Service. Employee shall devote her full time and best efforts to the performance of her duties. Employee shall not engage in any business or perform any services in any capacity that would, in the reasonable judgment of Employer, interfere with the full and proper performance by Employee of her duties.

3. Term/Annual Renewals. This Agreement shall expire and terminate and be of no further effect (with the exception of terms herein which by their terms survive the termination of this Agreement) on the close of business of the first anniversary of the Effective Date; provided, however, that this Agreement shall automatically renew and extend for additional one (1) year terms if Employee is not otherwise in default, remains in the employ of Employer, and Employer has not given Employee a minimum of 60 days’ notice prior to the expiration of any given term that the Agreement shall terminate upon expiration of the term.

4. Compensation.

a. Salary. For all duties to be performed by Employee in the capacity referenced hereunder, Employee shall receive an initial base salary at the annualized rate of $420,000, less all applicable taxes and withholdings, that cannot be reduced and which shall be paid in accordance with Employer’s normal payroll practice. Employee’s base salary will be subject to annual review by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

b. Annual Bonus. Following the end of each fiscal year, Employee will be entitled to a discretionary bonus of up to 75% of her then current base salary, based on achievement (as determined by the Compensation Committee) of the budget and performance targets set by the Compensation Committee on an annual basis pursuant to Employer’s Bonus Plan (“Plan”) and which may be increased or decreased according to the Plan. Any annual bonus shall be paid to Employee after the issuance of Employer’s audited financial statements relating to that year, assuming Employee is actively employed by Employer at the end of the fiscal year.

c. Signing Bonus. Employee will receive a one-time signing bonus of $50,000, less all applicable taxes and withholdings (the “Signing Bonus”), payable in Employer’s first regular payroll cycle following the Effective Date. If, prior to the first anniversary of the Effective Date, Employer terminates Employee’s employment for Cause (as defined below) or Employee resigns without Good Reason (as defined below), Employee will be obligated to repay the gross amount of the Signing Bonus within thirty (30) days following Employee’s last day of employment.

d. Relocation Expenses. Employee agrees to relocate to central Florida no later than September 30, 2021 (the “Relocation Date”). In order to assist with Employee’s relocation to central Florida, Employer will pay to Employee $45,000, less applicable taxes and withholdings, to offset relocation expenses incurred by Employee (the “Relocation Expenses”). The Relocation Expenses will be paid to Employee in two payments: $20,000 in the first payroll cycle following the Effective Date, and $25,000 in the first payroll cycle following September 30, 2021. If, prior to the first anniversary of the Effective Date, Employer terminates Employee’s employment for Cause or Employee resigns without Good Reason, Employee will be obligated to repay the gross amount of any Relocation Expenses previously paid to her within thirty (30) days following Employee’s last day of employment.

e. Automobile Allowance. Employee shall also receive a monthly automobile allowance of $900.00, less applicable taxes and withholdings, during the term of this Agreement.

f. One-Time Equity Grant. Subject to the approval of the Board, pursuant to Employer’s 2018 Omnibus Incentive Plan, as amended from time to time (the “Equity Plan”) and subject to the terms of the applicable award agreements, Executive shall receive on the Effective Date equity awards with an aggregate target value of $842,000, split evenly between Restricted Stock and Market Stock Units (MSUs) with one-half (1/2) of each award vesting on the third anniversary of the Effective Date of this Agreement and one-half (1/2) of each equity award vesting on the fourth anniversary of the Effective Date, in each case subject to Employee’s continued employment with Employer as of such date, and, in the case of the MSUs, achievement of the applicable performance metrics. The number of Restricted Stock and MSUs awarded on the Effective Date will be determined by dividing the aforementioned target value for each equity award vehicle by the fair value of publicly-traded RUTH shares on the date of grant. For purposes of this section, the number of Restricted Stock awarded will be based on the price of publicly- traded RUTH shares at the close of the Nasdaq market, and the number of MSUs will be based on the fair value of publicly-traded RUTH shares as determined by a third party Monte Carlo valuation.

g. Corporate Housing. Employer shall pay for Corporate Housing for Employee for up to 90 days following the Effective Date.

5. Benefits.

a. Vacation/Leave - Employee shall be entitled to four (4) weeks of paid vacation per calendar year, with normal sick and holiday leave as defined by Employer’s policies.

b. Benefit Plans - Employee shall be entitled to participate in the health and welfare plans provided by Employer for its executives, to the extent that Employee is eligible under the plan documents governing those programs. Benefits are subject to change at any time in Employer’s sole discretion. Should Employee elect to receive group health insurance under Employer’s plans, and should employee be subject to a sixty (60) day waiting period before joining such plans (the “60-Day Waiting Period”), Employer will reimburse Employee for 100% of any premium costs incurred by Employee under COBRA during the 60-Day Waiting Period, following Employee’s submission of documentation thereof.

c. Retirement Benefits—Employee will be eligible for all applicable retirement benefits offered by Employer, if any.

d. Reimbursement of Expenses - Employer agrees to reimburse Employee for reasonable and appropriate Employer-related expenses (as determined by Employer) paid by Employee in furtherance of her duties, including, but not limited to, travel expenses, food, lodging, entertainment expenses and automobile expenses, upon submission of proper accounting records for such expenses.

6. Disability or Incapacity. If, for a period of ninety (90) consecutive days during the continuing term of this Agreement, Employee is disabled or incapacitated for mental, physical or other cause to the extent that she is unable to perform her duties as herein contemplated during said ninety (90) consecutive days, Employer shall immediately thereafter have the right to terminate this Agreement upon providing ten (10) days’ written notice to Employee and shall be obligated to pay Employee compensation up to the effective date of said termination. The right of termination in this section in no way affects or diminishes other rights of termination as stated in this Agreement, the Equity Plan, and/or the Plan.

7. Termination. Notwithstanding any other provision hereof, Employee’s employment shall be terminated immediately upon: 1) her death; 2) notice after disability or incapacity as set forth in Section 6; 3) Employee’s discharge for Cause; or 4) Employee’s resignation.

a. For purposes of this Agreement, “Cause” shall mean (i) Employee’s theft or embezzlement, or attempted theft or embezzlement, of money or property of Employer, her perpetuation or attempted perpetuation of fraud, or her participation in a fraud or attempted fraud, on Employer or her unauthorized appropriation of, or her attempt to misappropriate, any tangible or intangible assets or property of Employer, (ii) any act or acts of disloyalty, misconduct or moral turpitude by Employee injurious to the interest, property, operations, business or reputation of Employer or her commission of a crime which results in injury to Employer, (iii) her willful disregard of lawful directive given by a superior or the Board or a violation of an Employer employment policy injurious to the interest of Employer, or (iv) Employee’s failure to relocate to central Florida by the Relocation Date. Employee may not be terminated for Cause under (ii) or (iii) unless provided prior written notice and the circumstance has not been cured within 10 business days. Cause shall not include termination due to death or disability.

b. Should Employer terminate Employee’s employment for Cause, as defined in Section 7.a, then, Employee is entitled to be paid no more than her base salary, unused vacation days, unreimbursed expenses, and car allowance through the date of termination, as well as any bonus earned pursuant to the Plan for the prior fiscal year but not yet paid.

c. Employer reserves the right to terminate Employee’s employment without Cause, as defined in Section 7.a, and Employee reserves the right to resign for Good Reason, as defined in Section 7.d. However, in the event either such separation occurs, then: 1) Employee will receive twelve (12) equal monthly payments in the aggregate equal to Employee’s prior twelve (12) months’ base salary compensation; 2) Employee shall receive a lump sum payment equal to fifty-percent (50%) of Employee’s prior year bonus payment, payable on the Payment Commencement Date (as defined below); 3) Employee will be eligible to receive twelve (12) months continued welfare and retirement benefits, according to the same terms and conditions Employee would have been entitled to had Employee’s employment with Employer not been terminated, to the extent permitted by the terms of the applicable plans; 4) if Employee is eligible for and timely elects to continue receiving group health insurance under COBRA, Employer will, for up to twelve (12) months following Employee’s date of termination, continue to pay the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage unless, as a result of a change in legal requirements, Employer’s provision of payments for COBRA will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply; 5) Employee will receive twelve (12) monthly payments of the automobile allowance Employee would have been entitled to had Employee’s employment with Employer not been terminated, including reimbursement for fuel and routine maintenance costs for one automobile; 6) Employee will receive all unreimbursed expenses through the termination date; and 7) the vesting and exercisability of any equity awards granted to the Employee by the Employer shall be as set forth in the applicable award agreement (1-7 collectively, the “Severance Benefits”). Employer will pay the severance amounts referenced above in accordance with Employer’s regular payroll practices, on or commencing on the first payroll period and paid monthly thereafter following the date the Release (as defined below) becomes irrevocable (the “Payment Commencement Date”); provided, however, that if the 60th day following Employee’s termination date falls in the calendar year following the year of Employee’s termination of employment, the Payment Commencement Date shall be the first payroll period of such later calendar year. The Severance Benefits are contingent on Employee’s compliance with Sections 8 and 9, and her entering into a severance and release of claims agreement in a form to be provided by Employer (which will include, at a minimum, a release of all releasable claims and non-disparagement and cooperation obligations) (the “Release”), which Release must become irrevocable within 60 days following her termination (or such shorter period as Employer may provide).

d. For purposes of this Agreement, “Good Reason” shall mean (i) the assignment by the Board to Employee of any material duties that are clearly inconsistent with and represent a material diminution of Employee’s status, title and position as Executive Vice President and Chief Financial Officer of Employer; or (ii) a failure by Employer to pay Employee any amounts required to be paid under this Agreement, which failure continues uncured for a period of fifteen

(15) days after written notice thereof is given by Employee to the Board; (iii) relocation of Employer requiring Employee to relocate by more than 50 miles, other than in a direction that reduces Employee’s daily commuting distance; or (iv) Employer provides Employee notice 60 days before expiration of a given term of its decision not to renew this Agreement on the terms set forth herein. Notwithstanding the occurrence of any of the foregoing events or circumstances, a resignation shall not be deemed to constitute resignation for Good Reason unless (x) Employee gives Employer a written notice of the purported Good Reason no more than 90 days after the initial existence of such event or circumstance, (y) such event or circumstance has not been fully corrected within 30 days following Employer’s receipt of such notice, and (z) if Employer does not correct, Employee ends her employment not more than 30 days following the period to correct in (y).

e. Employee understands that should Employee resign her employment without Good Reason, then Employee is entitled to no more than her salary through the date of termination (said termination date to be determined by Employer upon notice of resignation), and any earned but unused vacation days and unreimbursed business expenses through the date of termination.

f. Any Severance Benefits will begin only upon the date of Employee’s “separation from service” (as defined under Section 409A of the Internal Revenue Code). Each installment of the severance payments and benefits will be treated as a separate payment for purposes of Section 409A and no such payment may be accelerated or deferred unless permitted or required by Section 409A. Solely to the extent required to avoid additional taxes under Section 409A, and solely to the extent that Employee is a “specified employee” (as defined under Section 409A) as of the date of her separation from service, any installment of severance payments or benefits that would otherwise be payable within the six month period following such separation from service shall be delayed and paid on the first payroll period of the seventh month following her separation from service, with any remaining installments paid at the time set forth in the Agreement. Employer makes no representation or warranty and shall have no liability to Employee or to any other person if the payments and benefits provided in the Agreement are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

8. Disclosure of Information. Employee agrees that she will not, during employment or any time after termination of employment hereunder, without authorization of Employer, and except as set forth in Section 10 below, disclose to, or make use of for herself or for any person, corporation or other entity, any files, videos, trade secrets, papers, photographs, presentations, recipes, specifications, drawings, salary structures, sources of income, business plans, minutes of meetings, contractual arrangements, or other confidential information concerning the business, clients, methods, operations, financing or services of Employer. Trade secrets and confidential information shall mean information disclosed to Employee or known by her as a consequence of her employment by Employer, and not generally known to the restaurant industry.

9. Non-Compete. In further consideration of the compensation to be paid to Employee hereunder, Employee acknowledges that in the course of her employment with Employer and its subsidiaries and affiliates she shall become familiar, and during her employment with Employer she has become familiar, with Employer’s trade secrets and with other confidential information concerning Employer and its predecessors and its subsidiaries and affiliates and that her services have been and shall be of special, unique and extraordinary value to Employer. Therefore, Employee agrees that during her employment and for a period of one year following her last day of employment for any reason (hereafter referred to as the “Non-compete Period”),

Employee shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business or enterprise identical to or similar to any such business which is engaged in by Employer, its subsidiaries or affiliates or any of their respective franchises, which shall include any restaurant business that derives more than 25% of its revenues from the sale of steak and steak dishes and which has an average guest check greater than $65, escalating by five percent (5%) per year, (the “Business”), as of the date of this Agreement and which is located in the United States, which shall for purposes of illustration and not limitation include the following chains and their parent companies, subsidiaries and other affiliates: Morton’s Restaurant Group, The Palm, Smith & Wollensky, Del Frisco’s, Sullivan’s, The Capital Grille, Mastro’s, Fleming’s, and Shula’s. Nothing herein shall prohibit Employee from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Employee has no active participation in the business of such corporation. This restriction will not apply if Employee is employed as an officer of a business, including, but not limited to, a casino or hotel, that as an ancillary service provides fine dining as defined in this paragraph. The term “ancillary” assumes that less than fifty percent (50%) of the business revenues are derived from its dining facilities.

a. During the Non-compete Period, Employee shall not directly or indirectly through another entity (i) induce or attempt to induce any non-hourly or management employee of Employer or any subsidiary or affiliate to leave the employ of Employer or such subsidiary or affiliate, or in any way interfere with the relationship between Employer or any subsidiary or affiliate and any employee thereof, (ii) hire any person who was an employee of Employer or any subsidiary or affiliate at any time during Employee’s employment with Employer, unless such person responded to a general solicitation or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Employer or any subsidiary or affiliate to cease doing business between any such customer, supplier, licensee or business relation and Employer or any subsidiary or affiliate (including, without limitation, making any negative, derogatory or disparaging statements or communications regarding Employer or its subsidiaries, affiliates, employees or franchisees).

10. Scope of Disclosure Restrictions. Nothing in this Agreement prohibits Employee from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. Employee is not required to notify Employer of any such communications; provided, however, that nothing herein authorizes the disclosure of information Employee obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding Employee’s confidentiality and nondisclosure obligations, Employee is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

11. Surrender of Books and Records. Employee acknowledges that all files, lists, books, records, photographs, videotapes, slides, specifications, drawings or any other materials used or created by Employee or used or created by Employer in connection with the conduct of its business, shall at all times remain the property of Employer and that upon termination of employment hereunder, irrespective of the time, manner or cause of said termination, Employee will surrender to Employer all such files, lists, books, records, photographs, videotapes, slides, specifications, drawings or any other materials.

12. Severability. If any provision of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall, nevertheless, remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall, nevertheless, remain in full force and effect in all other circumstances.

13. Notice. All notices required to be given under the terms expressed hereunder shall be in writing, shall be effective upon receipt, and shall be delivered to the addressee in person or mailed by certified mail, returned receipt requested:

If to Employer, addressed to:

Ruth’s Hospitality Group, Inc.

1030 West Canton Ave., Suite 100

Winter Park, FL 32789

ATTN: General Counsel

If to Employee, addressed to:

Kristy Chipman at the address contained in records of Employer as updated from time to time or such other address as a party shall have designated for notices to be given to her or it by notice given in accordance with this paragraph.

14. Governing Law and Resolution of Dispute. Employee’s terms of employment shall be governed by and construed in accordance with the laws of or applicable to the State of Florida. Any dispute, controversy or claim arising out of or relating to Employee’s terms of employment, or the breach therefore, shall be resolved by arbitration conducted in accordance with the rules then existing of the American Arbitration Association, applying the substantive law of the State of Florida. The parties further agree that any such arbitration shall be conducted in Orange County, Florida.

15. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

[Signatures appear on the following page]

RUTH’S HOSPITALITY GROUP, INC.

By:	/s/ David Hyatt
Name:	David Hyatt
Title:	Senior Vice President and Chief People Officer
Date:	November 9, 2020

Kristy Chipman

By:	/s/ Kristy Chipman
Kristy Chipman

Date:	November 9, 2020

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